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Exhibit 2

Durban Roodepoort Deep, Limited
(Incorporated in the Republic of South Africa)
(Registration number 1895/000926/06)
(Share code: DUR)
(ISIN: ZAE 000015079)
(ARBN number 086 277 616)
(NASDAQ Trading Symbol: DROOY)
("DRD")

OPTION AGREEMENT AND CAUTIONARY ANNOUNCEMENT (AMENDED)

        The DRD announcement regarding the amended option agreement and cautionary announcement is amended to reflect an aggregate consideration paid by Investec of $43,140,600 (R321.4 million).

Johannesburg
8 September 2003

    Financial adviser

    Questco Investments (Proprietary) Limited

    (Registration number 2002/005616/07)

    Sponsor

    Standard Corporate and Merchant Bank

    (A division of The Standard Bank of South Africa Limited)

    (Registration number 1962/000738/06)

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OPTION AGREEMENT AND CAUTIONARY ANNOUNCEMENT (AMENDED)